Exhibit 99.1

ITW NEWS RELEASE

ITW’s Board of Directors

Authorize a Two-for-One Common Stock Split

GLENVIEW, ILLINOIS—(March 6, 2006)—The Board of Directors of Illinois Tool Works Inc. (NYSE:ITW) today authorized a two-for-one common stock split. The board’s action is subject to the approval of shareholders at the annual meeting to be held on May 5, 2006, to increase the number of authorized common shares from 350 million to 700 million.

The record date for the split is expected to be May 18, 2006, with distribution of split shares to follow on or about May 25, 2006. The Company last split its stock in 1997, when the board approved a similar two-for-one share split.

ITW is a $12.9 billion in revenues diversified manufacturer of highly engineered components and industrial systems and consumables. The company consists of approximately 700 business units in 48 countries and employs some 50,000 people.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com